Exhibit 10.4

Sixth Amendment to the

First Amended and Restated Agreement

of Limited Partnership

of

SL Green Operating Partnership, L.P.

This Amendment (this “Amendment”) is made as of June 30, 2006 by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Managing General Partner has determined that, in connection with the acquisition by the Partnership of the real and personal property located at 609 Fifth Avenue, New York, New York, as more explicitly described in Section 1.2 of that certain Contribution and Recapitalization Agreement (the “Contribution Agreement”) dated as of April 10, 2006 by and among the Partnership, 609 Owners LLC, Jeff Sutton, an individual, Eli Gindi, an individual, Jeffrey Gindi, an individual, JS 609 LLC, a New York limited liability company, EG 609 LLC, a New York limited liability company, and JRG 609 LLC, a New York limited liability company, it is necessary to amend the Partnership Agreement to create additional Partnership Units (as defined in the Partnership Agreement).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

1.             Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Series E Preferred Units” means the series of Partnership Units established pursuant to this Agreement, representing units of Limited Partnership Interest designated as the 5.0% Series E Cumulative Redeemable Preferred Units, with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein; and

2.             In accordance with Section 4.02.A of the Partnership Agreement, set forth below are the terms and conditions of the Series E Preferred Units hereby established and issued to 609 Partners Sub A LLC, 609 Partners Sub B LLC and 609 Partners Sub C LLC (collectively, the “Series E Holder”):

A.            Designation and Number.  A series of Partnership Units, designated as Series E Preferred Units, is hereby established.  The number of Series E Preferred Units shall be 63,890,632.06, of which 31,945,316.02 shall be issued to 609 Partners Sub A LLC, 15, 972,658.02 shall be issued to 609 Partners Sub B LLC and 15,972,658.02 shall be issued to 609 Partners Sub C LLC.

B.            Rank.  The Series E Preferred Units, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, rank (a) senior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank junior to the Series E Preferred Units; (b) on a parity with all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series E Preferred Units, including any Partnership Interests issued by the Partnership in connection with the acquisition of a property after the date hereof; and (c) junior to the Class A Units, Class B Units, 7.625% Series C Cumulative Redeemable Preferred Units, the 7.875% Series D Cumulative Redeemable Preferred Units and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series E Preferred Units; provided, however, the Series E Preferred Units shall not rank junior to (but may rank on a parity with) any Partnership Interests issued by the Partnership in connection with the acquisition of a property after the date hereof.

C.            Distributions.

(i)            Pursuant to Section 5.01 of the Partnership Agreement but subject to the rights of holders of any Partnership Interests ranking senior to the Series E Preferred Units as to the payment of distributions, the Series E Holder shall be entitled to receive, when, as and if authorized by the Managing General Partner, out of Available Cash, cumulative quarterly preferential cash distributions in an amount per unit equal to 5.00% per annum (equivalent to a fixed annual amount of $.05 per unit).  Distributions on the Series E Preferred Units shall accrue and be fully cumulative from the date of original issuance and shall be payable quarterly when, as and if authorized by the Managing General Partner, in equal amounts in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a “Series E Preferred Unit Distribution Payment Date”).  Any distribution (including the initial distribution) payable on the Series E Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Distribution period shall mean the period from and the date of original issuance and ending on and excluding the next Series E Preferred Unit Distribution Payment Date, and each subsequent period from but including such Series E Preferred Unit Distribution Payment Date and ending on and excluding the next following Series E Preferred Unit Distribution Payment Date.

(ii)           No distribution on the Series E Preferred Units shall be authorized by the Managing General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Managing General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series E Preferred Units which may be in arrears.

(iii)          Notwithstanding the foregoing, distributions with respect to the Series E Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized.  Accumulated but unpaid distributions on Series E Preferred Units shall bear interest at 5.00% and the Series E Holder shall not be entitled to any distributions in excess of full cumulative distributions.  Any distribution payment made on the Series E Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

(iv)          Except as provided in subsection 2.C.(v), unless full cumulative distributions have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Units for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series E Preferred Units as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any  Partnership Interests ranking, as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, junior to or on a parity with the Series E Preferred Units for any period, nor shall any Partnership Interests ranking junior to or on a parity with the Series E Preferred Units as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series E Preferred Units as to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership).

(v)           When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series E Preferred Units, all distributions authorized and declared upon the Series E Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series E Preferred Units shall be declared pro rata so that the amount of distributions authorized and declared per Series E Preferred Unit and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per each Series E Preferred Unit and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

(vi)          The Series E Holder shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series E Preferred Units as described above.  Accrued but unpaid distributions on the Series E Preferred Units will accumulate as of the Series E Preferred Units Distribution Payment Date on which they first become payable.

D.            Allocations.

Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated to the Series E Holder in accordance with Article VI of the Partnership Agreement.

E.             Liquidation Preference.

(i)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Series E Holder shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.02.A of the Partnership Agreement a liquidation preference of $1.00 per Series E Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not earned or authorized) to the date of payment (collectively, the “Liquidation Value”), before any distribution of assets is made to holders of any  Partnership Interests that rank junior to the Series E Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, but subject to the preferential rights of the holders of Partnership Interests ranking senior to the Series E Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership.

(ii)           If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the Series E Holder and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series E Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, then the Series E Holder shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.

(iii)          After payment of the full amount of the liquidating distributions to which it is entitled, the Series E Holder shall have no right or claim to any of the remaining assets of the Partnership.

(iv)          None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

F.             Redemption.

The Series E Holder shall have the right to require the Partnership to redeem the Series E Preferred Units in accordance with the Partnership Agreement.  The redemption price per Series E Preferred Unit shall be paid by the Partnership in cash and shall be in an amount equal to the liquidation preference plus all dividends accumulated and unpaid (whether or not earned or authorized) on such Series E Preferred Units to the date of such redemption.  From and after the applicable redemption date, the Series E Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series E Preferred Units shall cease.

G.            Voting Rights.

Except as required by applicable law, the Series E Holder shall have no voting rights.

H.            Conversion.

The Series E Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

I.              Restriction on Ownership.

Except as set forth in Section 2(F) above, the Series E Holder may not offer for sale, sell, contract to sell, pledge or otherwise dispose of any of the Series E Preferred Units.

3.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

4.             This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

5.             If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP.,
a Maryland corporation, as Managing General
Partner of SL Green Operating
Partnership, L.P. and on behalf of existing
Limited Partners

By:

Name:

Title: